SIXTH AMENDED AND RESTATED
BYLAWS
OF
MOLINA HEALTHCARE, INC.
a Delaware corporation

SIXTH AMENDED AND RESTATED BYLAWS
OF
MOLINA HEALTHCARE, INC.
ARTICLE I
OFFICES
Section 1.1    Registered Office. The registered office of the Corporation shall be maintained in the County of New Castle, State of Delaware, and the registered agent in charge thereof is Corporation Service Company.
Section 1.2     Other Offices. The Corporation may also have offices and keep the books and records of the Corporation, except as may otherwise be required by law, at such other places both within and outside the State of Delaware as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine or the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS' MEETINGS
Section 2.1    Place of Meetings. All meetings of the stockholders, whether annual or special, shall be held at an office of the Corporation or at such other place, within or outside the State of Delaware, as may be fixed from time to time by the Board of Directors.
Section 2.2    Annual Meetings.
(a)The annual meeting of the stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of annual meeting, at which such stockholders shall elect members to the Board of Directors and transact such other business as may properly be brought before such meeting. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice of meeting of stockholders, (ii) by or at the direction of the Board of Directors, (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in Section 2.2(b) or, if applicable, Section 2.13, who is entitled to vote at such meeting and who complied with the notice procedures set forth in Section 2.2(b) or Section 2.13, as applicable. In lieu of holding an annual meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication, pursuant to Section 2.12.
(b)(1) At an annual meeting of the stockholders, only such business as shall have been properly brought before such meeting shall be conducted. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.2(c) of these Amended and Restated Bylaws (these “Bylaws”), (i) such stockholder must have given timely notice thereof in writing to the Secretary of the Corporation; (ii) such other business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware; (iii) if such stockholder, or the beneficial owner on whose behalf any such nomination or proposal is made (such stockholder or beneficial owner, a “Holder”), has provided the Corporation with a Solicitation Notice (as such term is hereinafter defined), such Holder must, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation's voting shares reasonably believed by such Holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice or, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to carry any such proposal; and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.2(b), the Holder proposing such nomination or business must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.2. To be timely, a stockholder's notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is scheduled more than thirty (30) days prior to the anniversary of the preceding year's annual meeting, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting of the stockholders commence a new time period for the giving of a stockholder's notice as described above (the “Stockholder’s Notice”).
(2)The Stockholder's Notice shall set forth:
(i)as to each person that the stockholder proposes to nominate for election or reelection as a director:
(A)all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(B)a description of all direct and indirect compensation and other material monetary agreements, arrangements and understanding during the past three years, and any other material relationships, between or among the stockholder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and each proposed nominee’s respective affiliates and associates, and others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination or on whose behalf the nomination is made, or any affiliate or associate thereof or any person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant;
(C)a list of all positions held by any proposed nominee as an officer or director of any competitor (as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, within the three (3) years preceding the submission of the Stockholder Notice; and
(D)a completed and signed questionnaire, representation and agreement required by subsection 2.2(f) (and the Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence or lack thereof, of the nominee);
(ii)as to any other business that such stockholder proposes to bring before the meeting:
(A)a brief description of the business desired to be brought before such meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Holder, if any, on whose behalf such proposal is made; and
(B)a description of all agreements, arrangements and understandings, direct and indirect, between such Holder and any other person or persons (including their names), in connection with the proposal of such business.
(iii)as to the Holder, and if the Holder is an entity, as to each director, executive officer, managing member or control person of such entity (each such individual and control person, a “control person”):
(A)the name and address of such Holder and control person, as applicable;
(B)the following information regarding the ownership interests of the Holder and control persons, as applicable, which shall be supplemented not later than 10 days after the record date for the meeting to disclose such interests as of the record date:
(1)the class and number of shares of the Corporation that are owned beneficially and of record by the Holder and by any control person;
(2)a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of such Holder or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the Holder or control person with respect to shares of the Corporation (any such agreement, arrangement or understanding, a “Derivative Instrument”);
(3)a description of any proxy, contract, arrangement, understanding, or relationship with respect to a nomination or other business between or among such Holder, any of its affiliates or associates, and any others acting in concert with any of the foregoing, including in the case of a nomination, the nominee or pursuant to which such Holder has a right or obligation to vote any shares of any security of the Corporation;
(4)a description of the terms of and number of shares subject to any short interest in any security of the Corporation (for purposes of this Section 2.2(b), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);
(5)a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which such Holder or any control person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly owns an interest in the manager or managing member of a limited liability company or similar entity;
(6)a description of the terms of and number of shares subject to any performance-related fees (other than an asset-based fee) to which such Holder or control person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice;
(7)a description of the terms of and number of shares subject to any arrangements, rights, or other interests described in Sections 2.2(b)(iii)(B)(2)-(6) held by members of such Holder’s or control person’s immediate family sharing the same household; and

(8)any other information relating to the Holder or control person, or any person who would be considered a participant in a solicitation with such Holder or control person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the 1934 Act and the rules and regulations thereunder;
(iv)    a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to vote or cause to be voted its stock at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and
(v)    whether either such Holder intends (or is part of a group that intends) to deliver a proxy statement and form of proxy to holders of, in the case of a nomination or nominations, a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees or, in the case of the proposal, at least the percentage of the Corporation's voting shares required under applicable law to carry the proposal (an affirmative statement of such intent, a “Solicitation Notice”).
For purposes of these Bylaws, the term “affiliate” or “affiliates” and “associate” or “associates” shall have the meanings ascribed thereto under the General Rules and Regulations under the 1934 Act.
(c)    Notwithstanding anything in the second sentence of Section 2.2(b(1) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased effective after the time period for which nominations would otherwise be due under Section 2.2(b) and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by Section 2.2 (b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by Corporation.
(d)    Notwithstanding the foregoing provisions of this Section 2.2, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders' meeting pursuant to Rule 14a-8 under the 1934 Act, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.
(e)    For purposes of this Section 2.2, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.
(f)    To be eligible to be a nominee for election or reelection by a stockholder pursuant to Section 2.2(b) or by an Eligible Stockholder pursuant to Section 2.13, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.2(b) or Section 2.13, as applicable), to the Secretary at the principal offices of the Corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) of such person that such person:
(1)    is not and will not become a party to:

(i)    any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or
(ii)    any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the Corporation, with the person’s fiduciary duties under applicable law,
(2)    is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and
(3)    would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation.
Section 2.3    Notice of Annual Meeting. Written notice of the annual meeting stating the place, date and time of the meeting, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. In lieu of holding an annual meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication in accordance with Section 2.12.
Section 2.4    Stockholders' List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section 2.5    Special Meetings.
(a)    Pursuant to the Certificate of Incorporation, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the President or Chief Executive Officer of the Corporation, the Chairperson of the Board of Directors, the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and the powers and authority of which, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation,

include the power to call such meetings. Such special meetings may not be called by any other person or persons.
(b)    If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Secretary of the Corporation. No business may be transacted at such special meeting, otherwise than specified in such notice or as resolved by the Board of Directors. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty- five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the Secretary shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 2.6 of these Bylaws. If the notice is not given within one hundred (100) days after the receipt of the request, the person or persons properly requesting the meeting may set the time and place of the meeting and give the notice. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.
(c)    Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at of the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in these Bylaws who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.5(c). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if a Stockholder's Notice (as provided pursuant to Section 2.2(b) of these Bylaws) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.
Section 2.6    Notice of Special Meetings. Written notice of a special meeting, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. In lieu of holding a special meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication in accordance with Section 2.12.
Section 2.7    Quorum; Adjournment. The holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the Certificate of Incorporation or by these Bylaws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or, in the absence of such person, any officer entitled to preside at or act as secretary of such meeting, or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, of the place, date and hour of the adjourned meeting, until a quorum shall again be present or represented by proxy. At the adjourned meeting at which a quorum shall be present or represented by proxy, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including, without limitation, its own stock, held by it in a fiduciary capacity.
Section 2.8    Conduct of Business. (a) Only persons who are nominated in accordance with the procedures set forth in Section 2.2 or Section 2.5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2.2 or 2.5. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.8, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(b)    At every meeting of the stockholders, the President or, in his or her absence, such other person as may be appointed by the Board of Directors, shall act as chairman of the meeting. The Secretary of the Corporation or, in his or her absence, such other person as designated by the chairman of the meeting, shall act as secretary of the meeting. The chairman of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairman’s discretion, it may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. The chairman shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairman of the meeting may (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons as invited by the chairman or Board of Directors, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairman shall have the power to have such person removed from the meeting. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 2.8.
Section 2.9    Voting. When a quorum is present at any meeting, and subject to the provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or by these Bylaws or any other applicable law or the rules of any stock exchange on which the Corporation’s shares are listed in respect of the vote that shall be required for a specified action, the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy and entitled to vote on such matter, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the General Corporation Law of the State of Delaware or of the Certificate of Incorporation or of these Bylaws or of such other applicable law or the rules of any stock exchange on which the Corporation’s shares are listed, a different vote is required in which case such express provision shall govern and control the decision of such question. Each stockholder shall have one vote for each share of stock having voting power registered in his name on the books of the Corporation, except as otherwise provided in the Certificate of Incorporation.
Section 2.10    Proxies.
(a)    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.
(b)    A stockholder may issue a valid proxy by (i) executing a written authorization therefor identifying the person or persons authorized to act for such stockholder by proxy or (ii) transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission, provided that the telegram, cablegram or other means of electronic transmission either sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. A copy, facsimile transmission or other reliable reproduction of a written or electronically-transmitted proxy authorized by this Section 2.10 may be substituted for or used in lieu of the original writing or electronic transmission. Each proxy shall be delivered to the inspectors of election prior to or at the meeting.
Section 2.11    Inspectors. Either the Board of Directors or, in the absence of designation of inspectors by the Board of Directors, the chairman of any meeting of the stockholders may, in its or such person’s discretion, appoint one (1) or more inspectors to act at any meeting of the stockholders. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Such inspectors shall perform such duties as shall be specified by the Board of Directors or the chairman of the meeting. Inspectors need not be Stockholders, employees, officers or directors of the Corporation. No director or nominee for the office of director shall be appointed as any such inspector.
Section 2.12    Meetings by Remote Communication. If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 2.13    Proxy Access for Director Nominations.
(a)    The Corporation shall include in its proxy statement and/or on its form of proxy or ballot (collectively, “proxy materials”) for an annual meeting of stockholders the name of, and the Required Information (as defined below) relating to, any nominee for election or reelection to the Board who satisfies the eligibility requirements in this Section 2.13 (a “Stockholder Nominee”) and who is identified in a

Stockholder Notice that complies with Section 2.2(b)(2) and that in addition complies with Section 2.13(f) and that is timely delivered pursuant to Section 2.13(g) by a stockholder on behalf of one or more beneficial owners (such stockholder or beneficial owner, a “Holder”), but in no case more than twenty (20) Holders, who:
(1)    elect(s) at the time of delivering the Stockholder Notice to have such Stockholder Nominee included in the Corporation’s proxy materials,
(2)    as of both the date of the Stockholder Notice, and the record date for determining stockholders entitled to vote at the annual meeting of stockholders, (A) own(s) (as defined below in Section 2.13(c)) a number of shares that represents at least 3% of the outstanding shares of the Corporation entitled to vote in the election of directors as of the most recent date for which such amount is disclosed in any filing by the Corporation with the SEC prior to the submission of the Stockholder Notice (the “Required Shares”) and (B) has or have owned (as defined below in Section 2.13(c)) continuously the Required Shares (as adjusted for any stock splits, stock dividends, or similar events) for at least the three (3)-year period preceding the date of the Stockholder Notice, and must continue to hold the Required Shares through the annual meeting date, and
(3)    satisfies or satisfy the additional requirements in these Bylaws (such Holder or Holders collectively, an “Eligible Stockholder”). For the avoidance of doubt, in the event of a nomination by a group of Holders, any and all requirements and obligations for an individual Eligible Stockholder set forth in this Section 2.13, including the minimum holding period, shall apply to each member of such group, provided that the Required Shares shall be owned by the group of Holders in the aggregate. Should any Holder withdraw from a group of Holders constituting an Eligible Stockholder at any time prior to the annual meeting of stockholders, the remaining Holders shall be deemed to own only the shares owned by the remaining members of the group in determining if the Holders continue to constitute an Eligible Stockholder.
(b)    For purposes of satisfying the ownership requirement under Section 2.13(a):
(1)    the outstanding shares of the Corporation owned by one or more Holders may be aggregated, provided that the number of Holders whose ownership of shares is aggregated for such purpose shall not exceed twenty (20), and
(2)    a group of funds under common management and investment control shall be treated as one Holder.
(c)    For purposes of this Section 2.13, an Eligible Stockholder “owns” only those outstanding shares of the Corporation as to which the Holder possesses both;
(1)    the full voting and investment rights pertaining to the shares and
(2)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares:
(i)    sold by such Holder or any of its affiliates in any transaction that has not been settled or closed,
(ii)    borrowed by such Holder or any of its affiliates for any purposes or purchased by such Holder or any of its affiliates pursuant to an agreement to resell, or
(iii)    subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of:
(A)    reducing in any manner, to any extent or at any time in the future, such Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or
(B)    hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such Holder or affiliate.
A Holder “owns” shares held in the name of a nominee or other intermediary so long as the Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A Holder’s ownership of shares shall be deemed to continue during any period in which the Holder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the Holder. A Holder’s ownership of shares shall be deemed to continue during any period in which the Holder has loaned such shares provided that the Holder has the power to recall such loaned shares on no more than five (5) business days’ notice and recalls such loaned shares back to its own possession not more than five (5) business days after being notified that its Stockholder Nominee will be included in the Corporation’s proxy material for the relevant annual meeting and holds the recalled shares through date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board. For purposes of this Section 2.13, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the 1934 Act.
(d)    No Holder may be a member of more than one group of Holders constituting an Eligible Stockholder under this Section 2.13 per each annual meeting of stockholders.
(e)    For purposes of this Section 2.13, the “Required Information” that the Corporation will include in its proxy materials is:
(1)    the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy materials by the applicable requirements of the 1934 Act and the rules and regulations thereunder; and
(2)    if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of its Stockholder Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy materials for the annual meeting (the “Statement”).
Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information, including all or a portion of any Statement, if the Corporation in good faith believes such information (A) is not true and correct in all material respects or omits to state a material statement necessary to make the statements therein not misleading; (B) directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) would violate any applicable law or regulation. Nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.
(f)    The Stockholder Notice shall set forth the information required under Section 2.2(b) (2) of these Bylaws and in addition shall set forth:
(1)    a copy of the Schedule 14N that has been or concurrently is filed with the Securities and Exchange Commission under Rule 14a-18 under the 1934 Act;

(2)    the details of any relationship not disclosed in the Schedule 14N that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(3)    an executed written agreement by the Eligible Stockholder addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:
(i)    a representation and warranty as to the number of shares of the Corporation it owns and has owned (as defined in Section 2.13(c)) continuously for at least three years as of the date of the Stockholder Notice and an agreement to continue to own the Required Shares through the date of the annual meeting, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N filed by the Eligible Stockholder with the Securities and Exchange Commission, and a representation and warranty that it intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting;
(ii)    the Eligible Stockholder’s agreement to provide written statements from the record holder and intermediaries as required under Section 2.13(h) verifying the Eligible Stockholder’s continuous ownership of the Required Shares, such statements to be delivered within five (5) business days after the date of the Stockholder Notice and as of the business day immediately preceding the date of the annual meeting;
(iii)    the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of Holders that together is an Eligible Stockholder under this Section 2.13):
(A)    did not acquire the Required Shares with the intent to change or influence control at the Corporation, and does not presently have such intent,
(B)    has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.13,
(C)    has not engaged and will not engage in a, and has not been and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act (or any successor rules), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board, and
(D)    will not distribute to any Stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and
(iv)    the Eligible Stockholder’s agreement to:
(A)    assume all liability stemming from any legal or regulatory violation arising out of any statements or communications made by the Eligible Stockholder to the Corporation, its stockholders or any other persons in connection with the nomination or election of directors, including, without limitation, the Stockholder Notice,
(B)    indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees, individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the Eligible Stockholder’s actions, including the provision of any information in the Stockholder Notice or any other communication by the Eligible Stockholder (including with respect to any group member) with the Corporation, in connection with any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,

(C)    in the event that any information in the Stockholder Notice, or any other communication by the Eligible Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made therein not misleading, or the Eligible Stockholder (including any group member) discovers that it has failed to continue to satisfy the eligibility requirements described in this Section 2.13, promptly (and in any event within 48 hours of discovering such misstatement, omission or failure to satisfy eligibility) notify the Corporation and any other recipient of such misstatement or omission and of the information required to correct the misstatement or omission, or of such failure to satisfy eligibility;
(D)    comply with all other laws and regulations applicable to the Eligible Stockholder in connection with any solicitation in connection with the annual meeting,
(E)    file all materials described below in Section 2.13(h)(3) with the Securities and Exchange Commission, regardless of whether any such filing is required under Regulation 14A under the 1934 Act or whether any exemption from filing is available for such materials under Regulation 14A, and
(F)    provide to the Corporation prior to the annual meeting such additional information as may be reasonably requested by the Corporation in order for the Corporation to comply with its disclosure obligations under applicable law, determine the Eligible Stockholder’s satisfaction of the requirements of this Section 2.13 and ascertain the Stockholder Nominee’s eligibility for nomination pursuant to this Section 2.13; and
(4)    in the case of a nomination by a group of Holders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination.
The information and documents required by this Section 2.13(f) shall be: (i) provided with respect to and executed by each Holder whose shares are aggregated for purposes of constituting an Eligible Stockholder, in the case of a group; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Stockholder Nominee or group member that is an entity. The Stockholder Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 2.13(f) (other than such information and documents contemplated to be provided after the date the Stockholder Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.
(g)    To be timely under this Section 2.13, the Stockholder Notice must be received by the secretary of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first released to Stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is scheduled more than thirty (30) days prior to or more than sixty (60) days following the anniversary of the preceding year's annual meeting, the Stockholder Notice, to be timely, must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of the Stockholder Notice as described above.
(h)    An Eligible Stockholder (or in the case of a group, each Holder whose shares are aggregated for purposes of constituting an Eligible Stockholder) must:

(1)    within five (5) business days after the date of the Stockholder Notice, and on the last business day immediately prior to the date of the annual meeting, provide one (1) or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, verifying that the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares,
(2)    include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the Securities and Exchange Commission a statement certifying that it owns and continuously has owned, as defined in Section 2.13(c), the Required Shares for at least three (3) years,
(3)    file with the Securities and Exchange Commission any solicitation or other communication relating to the annual meeting at which any Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A under the 1934 Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A, and
(4)    as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five (5) business days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control.
(i)    Within the time period specified in Section 2.13(g) for delivery of the Stockholder Notice, a Stockholder Nominee must deliver to the Secretary of the Corporation the questionnaire, representation and agreement set forth in Section 2.2(f). At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five (5) business days of such request, submit any additional completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonably request in order for the Corporation to comply with its disclosure obligations under applicable law, determine the Eligible Stockholder’s satisfaction of the requirements of this Section 2.13 or ascertain the Stockholder Nominee’s eligibility for nomination pursuant to this Section 2.13. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors.
(j)    Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, and a stockholder may not, after the last day on which a Stockholder Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:
(1)    the Secretary of the Corporation receives notice pursuant to Section 2.2(b) of these Bylaws that a stockholder intends to nominate a person for election to the Board, which stockholder does not elect to have its nominee(s) included in the Corporation’s proxy materials pursuant to this Section 2.13,
(2)    (A) the Eligible Stockholder materially breaches any of its agreements set forth in the Stockholder Notice, (B) the Board of Directors, acting in good faith, determines that the Eligible Stockholder has provided representations and warranties or other information to the Company in connection with such nomination (including without limitation in the Stockholder Notice) that was untrue, or ceases to be true, in any material respect or omitted, or omits, to state a material fact necessary to make the statements made therein not misleading, or (C) the Stockholder Nominee withdraws his or her consent or becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Stockholder Nominee provided for herein,

(3)    the Eligible Stockholder withdraws its nomination,
(4)    the Board of Directors, acting in good faith, after consultation with outside counsel, determines that such Stockholder Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule, regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded, or
(5)    the Stockholder Nominee (A) is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (B) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, or as a “non-employee director” under Rule 16b-3 under the 1934 Act (or any successor provision), (C) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, or (E) is or has been subject to any order, judgement, decree, event or circumstance specified in Rule 506(d)(1) under the Securities Act of 1933, as amended (or successor Rule), such that the exemption under Rule 506 (or successor Rule) would be unavailable to the Corporation were the Stockholder Nominee a member of the Board.
(k)    Notwithstanding anything to the contrary contained in this Section 2.13, the Board may declare a nomination to be invalid (and shall do so in the case of paragraphs 2.13(k)(2) and (3) below), and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(1)    the Board of Directors, acting in good faith, determines that the Eligible Stockholder has failed to continue to satisfy the eligibility requirements described in this Section 2.13;
(2)    the Eligible Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 2.13, or
(3)    the Eligible Stockholder withdraws its nomination.
(l)    The number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders (including any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials but who is nominated by the Board as a Board nominee), together with any nominees who were previously elected to the Board as Stockholder Nominees at any of the preceding two (2) annual meetings and who are re-nominated for election at such annual meeting by the Board and any Stockholder Nominee who was qualified for inclusion in the Corporation’s proxy materials but whose nomination is subsequently withdrawn, shall not exceed (the “Maximum Number”) the greater of (i) two (2) or (ii) 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.13 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number below 20%. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds this Maximum Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the number (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as owned in its respective Stockholder Notice submitted to the Corporation. If the Maximum Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached. In the event that one or more vacancies for any reason occurs on the Board after the deadline set forth in Section 2.13(g) but before the date of the annual meeting, and the Board resolves to reduce its size in connection therewith, the Maximum Number shall be calculated based on the number of directors as so reduced.
(m)    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of Stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.13 for the next two annual meetings.
(n)    This Section 2.13 provides the exclusive method for a stockholder to include nominees for election to the Board in the Corporation’s proxy materials.
(o)    The interpretation of, and compliance with, any provision of this Section 2.13, including the representations, warranties and covenants contained herein, shall be determined by the Board or, in the discretion of the Board, one or more of its designees, in each case acting reasonably and in good faith.

ARTICLE III
DIRECTORS
Section 3.1    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such acts and things as are not, by the General Corporation Law of the State of Delaware nor by the Certificate of Incorporation nor by these Bylaws, directed or required to be exercised or done by the stockholders.
Section 3.2    Number and Qualifications of Directors.
(a)    The number of directors which shall constitute the whole Board of Directors shall be no less than seven and no more than eleven; provided that until changed by resolution of the Board of Directors, the number of directors shall be fixed at eleven. Except as otherwise required by applicable law, the Certificate of Incorporation or Section 3.3 of this Article III, a nominee for director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director, provided that nominees for director shall be elected by the vote of a plurality of the votes cast at any meeting of stockholders for which, as of a date that is ten (10) days in advance of the date on which the Corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the number of nominees for director exceeds the number of directors to be elected, as determined by the Secretary of the Corporation. For purposes of this Section 3.2, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. The following shall not be votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.
If an incumbent director is not elected due to a failure to receive a majority of the votes cast as described above, and his or her successor is not otherwise elected and qualified, such director shall tender his or her offer to resign to the Secretary of the Corporation promptly following the certification of the election results. Within ninety (90) days after the date of the certification of the election results, (i) the Corporate Governance and Nominating Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken and (ii) the Board of Directors will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it, provided that any director who tenders his or her offer to resign shall not participate in either the Corporate Governance and Nominating Committee’s or Board of Directors’ deliberations regarding the offer to resign, and if a quorum of the Corporate Governance and Nominating Committee cannot be met without the presence of the directors who did not receive a majority of the votes cast, then the Board of Directors shall appoint a committee of independent directors to consider the resignation offers and recommend to the Board of Directors whether to accept or reject the resignations, or whether other action should be taken. Directors need not be stockholders.
Section 3.3    Vacancies; Resignation and Removal of Directors.
(a)    If the office of any director or directors becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, or a new directorship is created, the Board of Directors shall choose a successor or successors, or a director to fill the newly created directorship, who shall hold office for the unexpired term (in the case of a vacancy) or until the next election of directors (in the case of a new directorship).
(b)    Any director of the Corporation may at any time resign by giving written notice to the Board of Directors, the Chairman of the Board, the President or the Secretary of the Corporation. Such resignation shall take effect upon receipt thereof by the Corporation, or such later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 3.4    Place of Meetings. The Board of Directors may hold its meetings inside or outside of the State of Delaware, at the office of the Corporation or at such other places as they may from time to time determine, or as shall be fixed in the respective notices or waivers of notice of such meetings.
Section 3.5    Compensation of Directors. Directors who are not at the time also a salaried officer or employee of the Corporation or any of its subsidiaries may receive such stated salary for their services and/or such fixed sums and expenses of attendance for attendance at each regular or special meeting of the Board of Directors as may be established by resolution of the Board; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings. Each director, whether or not a salaried officer or employee of the Corporation or any of its subsidiaries, shall be entitled to receive from the Corporation reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person's duties as a director.
Section 3.6    Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board shall from time to time by resolution determine, except that the annual meeting of the Board to elect officers of the Corporation for the ensuing year shall be held within ten (10) days after the annual meeting of stockholders. If any day fixed for a regular meeting shall be a legal holiday under the laws of the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.
Section 3.7    Special Meetings. Special meetings of the Board of Directors may be held at any time on the call of the President or at the request in writing of a majority of the directors. Notice of any such meeting, unless waived, shall be given to directors personally, by telephone, by first-class United States mail, postage prepaid or by facsimile or electronic transmission to each director at his or her address as the same appears on the records of the Corporation not later than two days prior to the day on which such meeting is to be held if such notice is delivered personally, by telephone or by facsimile or electronic transmission, and not less than four days prior to the day on which the meeting is to be held if such notice is by first-class United States mail, provided, however, that notice of any such special meeting need not be given to any such member who shall, either before or after such special meeting, submit a signed waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of such notice to such member. . If the Secretary shall fail or refuse to give such notice, then the notice may be given by the President or any one of the directors calling the meeting. Any such meeting may be held at such place as the Board may fix from time to time or as may be specified or fixed in such notice or waiver thereof. Any meeting of the Board of Directors shall be a legal meeting without any notice thereof having been given, if all the directors shall waive notice or be present thereat, and no notice of a meeting shall be required to be given to any director who shall attend such meeting without protesting, prior to or at its commencement, the lack of such notice to such member.. Notice of any adjourned meeting of the Board of Directors need not be given to any director in attendance.
Section 3.8    Action Without Meeting; Use of Communications Equipment.
(a)    Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent to such action in writing or by electronic transmission and such written consent or electronic transmissions are filed with the minutes of proceedings of the Board of Directors.
(b)    Members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.
Section 3.9    Quorum and Manner of Acting.
(a)    Except as otherwise provided in these Bylaws, a majority of the total number of directors as at the time specified as provided in the Bylaws shall constitute a quorum at any regular or special meeting of the Board of Directors. Except as otherwise provided by statute, by the Certificate of Incorporation or by these Bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum shall be present. .
(b)    The Board of Directors may adopt such rules and regulations not inconsistent with the provisions of these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board may deem to be proper. In the absence of the Chairman of the Board, such person designated by the Board shall preside at Board meetings.

ARTICLE IV
EXECUTIVE AND OTHER COMMITTEES
Section 4.1    Executive Committee. The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, designate annually three (3) or more of the directors to constitute members or alternate members of an Executive Committee, which Executive Committee shall have and may exercise, between the meetings of the Board of Directors, all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, including, without limitation, if such Executive Committee is so empowered and authorized by resolution adopted by a majority of the entire Board of Directors, the power and authority to declare a dividend and to authorize the issuance of stock, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except that such Executive Committee shall not have such power or authority in reference to:
(a)    amending the Certificate of Incorporation or these Bylaws;
(b)    adopting an agreement of merger or consolidation involving the Corporation;
(c)    recommending to the stockholders the sale, lease or exchange of all or substantially all of the property and assets of the Corporation;

(d)    recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution;
(e)    taking any action related to the approval or determination of any matter in connection with any business combination;
(f)    filling vacancies on the Board of Directors or on any committee of the Board of Directors, including, but not limited to, the Executive Committee; or
(g)    amending or repealing any resolution of the Board of Directors which by its terms may be amended or repealed only by the Board of Directors.
The Board of Directors shall have the power at any time to change the membership of the Executive Committee, to fill all vacancies in it and to discharge it, either with or without cause.
Section 4.2    Other Committees. The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors (except to the extent prohibited by law), designate from among the directors one or more other committees, each of which shall have such authority of the Board of Directors as may be specified in the resolution of the Board of Directors designating such committee; provided that no committee shall have the power or authority in reference to the matters described in Section 4.1(a) through 4.1(g) above. A majority of all of the members of such committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. The Board of Directors shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.
Section 4.3    Procedure; Meeting; Quorum. Regular meetings of the Executive Committee or of any other committee of the Board of Directors, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of the Executive Committee or any other committee of the Board of Directors shall be called at the request of any member thereof. Notice of each special meeting of the Executive Committee or of any other committee of the Board of Directors shall be delivered personally, by telephone, by first-class United States mail, postage prepaid or by facsimile or electronic transmission to each member thereof not later than one day prior to the day on which such meeting is to be held if such notice is delivered personally, by telephone or by facsimile or electronic transmission and not less than four days prior to the day on which such meeting is to be held if such notice is delivered by first-class United States mail; provided, however, that notice of any such special meeting need not be given to any such member who shall, either before or after such special meeting, submit a signed waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of such notice to such member. Any special meeting of the Executive Committee or any other committee of the Board of Directors shall be a valid meeting without any notice thereof having been given if all of the members thereof shall waive notice or be present thereat without protesting, prior to or at its commencement, the lack of such notice to such member. Notice of any adjourned meeting of any committee of the Board of Directors need not be given to any director in attendance. Each of the Executive Committee and each other committee of the Board of Directors may adopt such rules and regulations that are not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as the Executive Committee or each other committee of the Board of Directors, as the case may be, may deem to be proper. A majority of the members of the Executive Committee or of any other committee of the Board of Directors shall constitute a quorum for the transaction of business at any meeting thereof, and the vote of a majority of the members thereof present at any meeting thereof at which such a quorum is present shall be the act of the Executive Committee or such other committee, as the case may be. Each of the Executive Committee and each other committee of the Board of Directors shall keep written minutes of its proceedings and shall report on such proceedings to the Board of Directors.

ARTICLE V
OFFICERS
Section 5.1    Executive Officers. The executive officers of the Corporation shall be a President and Chief Executive Officer, a Chief Financial Officer, a Chief Legal Officer, a Treasurer, a Secretary, and such number of executive vice presidents, if any, as the Board of Directors may determine. One person may hold any number of said offices.
Section 5.2    Election, Term of Office and Eligibility. The executive officers of the Corporation shall be elected annually by the Board of Directors, and new or additional officers may be elected at any meeting of the Board. Each officer, except such officers as may be appointed in accordance with the provisions of Section 5.3, shall hold office until the next annual election of officers or until his or her death, resignation or removal. None of the other officers need be members of the Board.
Section 5.3    Subordinate Officers. The Board of Directors may appoint a Controller, such vice presidents, assistant secretaries, assistant treasurers and such other officers, and such agents as the Board may determine, to hold office for such period and with such authority and to perform such duties as the Board may from time to time determine. The Board may, by specific resolution, empower the Chief Executive Officer of the Corporation or the Executive Committee to appoint any such subordinate officers or agents.
Section 5.4    Removal. The President, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Operating Officer, Treasurer, Secretary, and any executive vice president may be removed at any time, either with or without cause, but only by the affirmative vote of the majority of the total number of directors as at the time specified by the Bylaws. Any subordinate officer appointed pursuant to Section 5.3 may be removed at any time, either with or without cause, by the majority vote of the directors present at any meeting of the Board or by any committee or officer empowered to appoint such subordinate officers.
Section 5.5    Chairman of the Board. The Chairman of the Board shall, if present, preside at meetings of the Board of Directors. The Chairman of the Board shall be a member of the Board of Directors.
Section 5.6    The President. The President shall be the chief executive officer of the Corporation. He shall have executive authority to see that all orders and resolutions of the Board of Directors are carried into effect and, subject to the control vested in the Board of Directors by statute, by the Certificate of Incorporation, or by these Bylaws, shall administer and be responsible for the management of the business and affairs of the Corporation. He shall in general perform all duties incident to the office of the president and such other duties as from time to time may be assigned to him by the Board of Directors.
Section 5.7    Other Executive Officers and Executive Vice Presidents. In the event of the absence or disability of the President, the other executive officers of the Corporation, in the order designated, or in the absence of any designation, then in the order of their election, shall perform the duties of the President. The other officers and executive vice presidents of the Corporation shall also perform such other duties as from time to time may be assigned to them by the Board of Directors or by the President of the Corporation.
Section 5.8    The Secretary. The Secretary shall:

(a)    Keep the minutes of the meetings of the stockholders and of the Board of Directors;
(b)    See that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;
(c)    Be custodian of the records and of the seal of the Corporation and see that the seal or a facsimile or equivalent thereof is affixed to or reproduced on all documents, the execution of which on behalf of the Corporation under its seal is duly authorized;
(d)    Have charge of the stock record books of the Corporation;
(e)    In general, perform all duties incident to the office of Secretary, and such other duties as are provided by these Bylaws and as from time to time are assigned to him by the Board of Directors or by the chief executive officer of the Corporation.
Section 5.9    The Treasurer. The Treasurer shall:
(a)    Receive and be responsible for all funds of and securities owned or held by the Corporation and, in connection therewith, among other things: keep or cause to be kept full and accurate records and accounts for the Corporation; deposit or cause to be deposited to the credit of the Corporation all moneys, funds and securities so received in such bank or other depositary as the Board of Directors or an officer designated by the Board may from time to time establish; and disburse or supervise the disbursement of the funds of the Corporation as may be properly authorized.
(b)    Render to the Board of Directors at any meeting thereof, or from time to time whenever the Board of Directors or the chief executive officer of the Corporation may require, financial and other appropriate reports on the condition of the Corporation;
(c)    In general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors or by the chief executive officer of the Corporation.
Section 5.10    Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.
Section 5.11    Delegation of Duties. In case of the absence of any officer of the Corporation or for any other reason which may seem sufficient to the Board of Directors, the Board of Directors may, for the time being, delegate his powers and duties, or any of them, to any other officer or to any director.

ARTICLE VI
SHARES OF STOCK
Section 6.1    Regulation. Subject to the terms of any contract of the Corporation, the Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the stock of the Corporation, including the issue of new certificates for lost, stolen or destroyed certificates, and including the appointment of transfer agents and registrars.
Section 6.2    Stock Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of its stock shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates, and, upon written request to the

Corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the Corporation. Certificates for shares of the stock of the Corporation shall be respectively numbered serially for each class of stock, or series thereof, as they are issued, shall be impressed with the corporate seal or a facsimile thereof, and shall be signed by the President or other executive officer, and by the Secretary or Treasurer, or an Assistant Secretary or an Assistant Treasurer, provided that such signatures may be facsimiles on any certificate countersigned by a transfer agent other than the Corporation or its employee. Each certificate shall exhibit the name of the Corporation, the class (or series of any class) and number of shares represented thereby, and the name of the holder. Each certificate shall be otherwise in such form as may be prescribed by the Board of Directors.
Section 6.3    Restriction on Transfer of Securities. A restriction on the transfer or registration of transfer of securities of the Corporation may be imposed either by the Certificate of Incorporation or by these Bylaws or by an agreement among any number of security holders or among such holders and the Corporation. No restriction so imposed shall be binding with respect to securities issued prior to the adoption of the restriction unless the holders of the securities are parties to an agreement or voted in favor of the restriction.
A restriction on the transfer of securities of the Corporation is permitted by this Section if it:
(a)    Obligates the holder of the restricted securities to offer to the Corporation or to any other holders of securities of the Corporation or to any other person or to any combination of the foregoing a prior opportunity, to be exercised within a reasonable time, to acquire the restricted securities; or
(b)    Obligates the Corporation or any holder of securities of the Corporation or any other person or any combination of the foregoing to purchase the securities which are the subject of an agreement respecting the purchase and sale of the restricted securities; or
(c)Requires the Corporation or the holders of any class of securities of the Corporation to consent to any proposed transfer of the restricted securities or to approve the proposed transferee of the restricted securities; or
(d)Prohibits the transfer of the restricted securities to designated persons or classes of persons; and such designation is not manifestly unreasonable; or
(e)Restricts transfer or registration of transfer in any other lawful manner.
Unless noted conspicuously on the security, a restriction, even though permitted by this Section, is ineffective except against a person with actual knowledge of the restriction.
Section 6.4    Transfer of Shares. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation: (i) in the case of shares represented by a certificate, by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the Corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

Section 6.5    Fixing Date for Determination of Stockholders of Record.
(a)    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; providing, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.6    Lost Certificate. Any stockholder claiming that a certificate representing shares of stock has been lost, stolen or destroyed may make an affidavit or affirmation of the fact and, if the Board of Directors so requires, advertise the same in a manner designated by the Board, and give the Corporation a bond of indemnity in form and with security for an amount satisfactory to the Board (or an officer or officers designated by the Board), whereupon a new certificate may be issued of the same tenor and representing the same number, class and/or series of shares as were represented by the certificate alleged to have been lost, stolen or destroyed.

ARTICLE VII
BOOKS AND RECORDS
Section 7.1    Location. The books, accounts and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors may from time to time determine.
Section 7.2    Inspection. The books, accounts, and records of the Corporation shall be open to inspection by any member of the Board of Directors at all times; and open to inspection by the stockholders at such times, and subject to such regulations as the Board of Directors may prescribe, except as otherwise provided by statute.
Section 7.3    Corporate Seal. The corporate seal shall contain two concentric circles between which shall be the name of the Corporation and the word "Delaware" and in the center shall be inscribed the words "Corporate Seal."

ARTICLE VIII
DIVIDENDS AND RESERVES
Section 8.1    Dividends. The Board of Directors of the Corporation, subject to any restrictions contained in the Certificate of Incorporation and other lawful commitments of the Corporation, may declare and pay dividends upon the shares of its capital stock either out of the surplus of the Corporation, as defined in and computed in accordance with the General Corporation Law of the State of Delaware, or in case there shall be no such surplus, out of the net profits of the Corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of the Corporation, computed in accordance with the General Corporation Law of the State of Delaware, shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the Board of Directors of the Corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.
Section 8.2    Reserves. The Board of Directors of the Corporation may set apart, out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve.

ARTICLE IX
MISCELLANEOUS PROVISIONS
Section 9.1    Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December of each year.
Section 9.2    Depositories. The Board of Directors or an officer designated by the Board shall appoint banks, trust companies, or other depositories in which shall be deposited from time to time the money or securities of the Corporation.
Section 9.3    Checks, Drafts and Notes. All checks, drafts, or other orders for the payment of money and all notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or agent or agents as shall from time to time be designated by resolution of the Board of Directors or by an officer appointed by the Board.
Section 9.4    Contracts and Other Instruments. The Board of Directors may authorize any officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation and such authority may be general or confined to specific instances.
Section 9.5    Notices. In addition to other means of notice permitted herein, whenever under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, by depositing the same in a post office or letter box, in a postpaid sealed wrapper, or by delivery to a telegraph company, addressed to such director or stockholder at such address as appears on the records of the Corporation, or, in default of other address, to such director or stockholder at the General Post Office in the City of Dover, Delaware, and such notice shall be deemed to be given at the time when the same shall be thus mailed or delivered to a telegraph company.
Section 9.6    Waivers of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated

therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice.
Section 9.7    Stock in Other Corporations. Any shares of stock in any other Corporation which may from time to time be held by this Corporation may be represented and voted at any meeting of shareholders of such Corporation by the President or other executive officer, or by any other person or persons thereunto authorized by the Board of Directors, or by any proxy designated by written instrument of appointment executed in the name of this Corporation by its President or an executive officer. Shares of stock belonging to the Corporation need not stand in the name of the Corporation, but may be held for the benefit of the Corporation in the individual name of the Treasurer or of any other nominee designated for the purpose by the Board of Directors. Certificates for shares so held for the benefit of the Corporation shall be endorsed in blank or have proper stock powers attached so that said certificates are at all times in due form for transfer, and shall be held for safekeeping in such manner as shall be determined from time to time by the Board of Directors.
Section 9.8    Indemnification.
(a)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Corporation, against all judgments, fines, amounts paid in settlement and other liability and loss suffered, and all expenses (including, without limitation, attorneys' fees) reasonably incurred thereby in connection with such action, suit or proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. Such right of indemnification shall include the right to payment of expenses incurred in defending any proceeding in advance of final disposition of such proceeding upon tendering of any undertaking to repay such expenses required by law as a condition to advancement of such expenses, and shall not be deemed to be exclusive of any rights to which any such director or officer may otherwise be entitled. The foregoing provisions of this Section 9.8(a) shall be deemed to be a contract between the Corporation and each director and officer of the Corporation serving in such capacity at any time while this Section 9.8(a) is in effect, and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. Notwithstanding the first sentence of Section 9.8(a), except as otherwise provided in Section 9.8(c), the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.
(b)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against all judgments, fines, amounts paid in settlement and other liability and loss suffered, and all expenses (including, without limitation, attorneys' fees) reasonably incurred thereby in connection with such action, suit or proceeding to the extent permitted by and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. Such right of indemnification may include the right to payment of expenses incurred in defending any proceeding in advance of final disposition of such proceeding upon tendering of any undertaking to repay such expenses required by the board of directors as a condition to advancement of such expenses, and shall not be deemed to be exclusive of any other rights to which any such person may otherwise be entitled. Notwithstanding the first sentence of Section 9.8(b), except as otherwise provided in Section 9.8(c), the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.
(c)    If a claim under subsection (a) or (b) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he has met such standard of conduct, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct, nor the termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has failed to meet the required standard of conduct.
(d)    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
(e)    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.
(f)    To the extent that any director, officer, employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any proceeding, he shall be indemnified against all costs and expenses actually and reasonably incurred by him or on his behalf in connection therewith.
(g)    Any amendment, repeal or modification of any provision of this Section by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any action or omission occurring prior to the time of such amendment, repeal or modification.
Section 9.9    Amendment of Bylaws.
(a)    The stockholders, by the affirmative vote of the holders of a majority of the stock issued and outstanding and having voting power may, at any annual or special meeting if notice of such alteration or amendment of the Bylaws is contained in the notice of such meeting, adopt, amend, or repeal these Bylaws, and alterations or amendments of Bylaws made by the stockholders shall not be altered or amended by the Board of Directors.

(b)    The Board of Directors, by the affirmative vote of a majority of the whole Board, may adopt, amend, or repeal these Bylaws at any meeting, except as provided in the above paragraph. Bylaws made by the Board of Directors may be altered or repealed by the stockholders.

ARTICLE X
EXCLUSIVE FORUM
Section 10.1    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation or any director, officer, or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law, or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time) or (4) any action asserting a claim against the Corporation, or any director, officer, or other employee of the Corporation governed by the internal affairs doctrine.
* * * * *

SECRETARY’S CERTIFICATE

ADOPTION
OF
SIXTH AMENDED AND RESTATED BYLAWS
OF
MOLINA HEALTHCARE, INC.

I, the undersigned, do hereby certify:
1.    That I am the duly appointed and acting Secretary of Molina Healthcare, Inc., a Delaware corporation (the “Company”).
2.    That the foregoing Sixth Amended and Restated Bylaws of the Company were adopted by the Board of Directors of the Company (the “Board”) by unanimous written consent of the Board effective February 18, 2019.
IN WITNESS WHEREOF, I have hereunto subscribed my name this 18th day of February, 2019.
/s/ Jeff D. Barlow______________
Jeff. D. Barlow, Secretary